Exhibit 10.2

Cue Biopharma, Inc.

Director Compensation Policy

Members of the Board of Directors (the “Board”) of Cue Biopharma, Inc. (the “Company”) who are not employees of the Company or any subsidiary of the Company (“non-employee directors”) shall receive compensation for their services on the Board in accordance with this Director Compensation Policy (this “Policy”).

Cash Compensation

Each non-employee director shall be paid an annual cash retainer of $35,000 prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

In addition to the annual cash retainer described above, the chairman of the Board, if he or she is a non-employee director (the “Non-Employee Chairman”), shall be paid an annual cash retainer of $30,000 and standing committee members shall be paid the annual committee fees set forth below, in each case prorated for partial periods and paid quarterly in arrears as soon as practicable following the end of each quarter for which payment under this Policy is owed.

Audit Committee Chair:	$15,000
Audit Committee Member (other than the committee Chair):	$7,500
Compensation Committee Chair:	$10,000
Compensation Committee Member (other than the committee Chair):	$5,000
Corporate Development Committee Chair:	$10,000
Corporate Development Committee Member (other than the committee Chair):	$5,000
Science and Technology Strategy Committee Chair:	$10,000
Science and Technology Strategy Committee Member (other than the committee Chair):	$5,000
Corporate Governance and Nominating Committee Chair:	$8,000
Corporate Governance and Nominating Committee Member (other than the committee Chair):	$4,000

Equity Compensation

Upon initial appointment to the Board, a non-employee director shall be awarded, automatically and without the need for any further action by the Board, Options to purchase 48,800 shares of the Company’s common stock (“Common Stock”). So long as such non-employee director remains a Service Provider, such Options shall vest over three years with one-third vesting on the one-year anniversary of the grant date and the balance vesting in eight equal quarterly installments. Upon Separation from Service due to the non-employee director’s death, or if there is a Change in Control, then any such then unvested Options shall become fully vested as of the date of such death or Change in Control, as applicable. If such non-employee director ceases to remain a Service Provider for any reason other than death or a Change in Control, then any such unvested Options shall be forfeited as of the date of such Separation from Service.

On the first trading day following December 31 of each year (each, an “Annual Option Grant Date”), each non-employee director shall be awarded, automatically and without the need for any further action by the Board, Options to purchase 24,400 shares of Common Stock. So long as such non-employee director remains a Service Provider, such Options shall become vested as to 50% of the underlying shares on the six-month anniversary of the Annual Option Grant Date and as to the remaining 50% on the first anniversary of the Annual Option Grant Date. Upon Separation from Service due to the non-employee director’s death, or if there is a Change in Control, any such Options shall become fully vested as of the date of such death or Change in Control, as applicable. If a non-employee director ceases to remain a Service Provider for any reason other than death or a Change in Control, then any such unvested Options shall be forfeited as of the date of such Separation from Service.

Options issued in accordance with the terms of this Policy shall be made under and pursuant to the Company’s 2016 Omnibus Incentive Plan (the “Omnibus Plan”) or any successor plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Non-Employee Plan or Omnibus Plan, as applicable. The Board, in its sole discretion and in recognition for meritorious service, may elect to vest up to 100% of a Director’s unvested equity awards upon retirement.

Non-Employee Director Compensation Limit

Notwithstanding anything herein to the contrary, the cash compensation and equity compensation that each non-employee director is entitled to receive under this Policy shall be subject to the limits set forth in Section 4.3.4 of the Omnibus Plan or any similar limits in any successor plan.

Expense Reimbursement

The compensation described in this Policy is in addition to reimbursement of all reasonable out-of-pocket expenses incurred by directors in attending meetings of the Board.

Employee Directors

An employee of the Company who serves as a director receives no additional compensation for such service.

Adopted Effective June 5, 2024